Exhibit 10.9

Loan No. 1009271

UNSECURED PROMISSORY NOTE
(One-Month LIBO Rate, Adjusted Monthly)

$25,000,000.00	Irvine, California April 19, 2013
FOR VALUE RECEIVED, the undersigned KBS LEGACY PARTNERS APARTMENT REIT, INC., a Maryland corporation ("Borrower") promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender"), at the Minneapolis Loan Center, 608 2nd Avenue South, 11th Floor, Minneapolis, Minnesota 55402, or at such other place as may be designated in writing by Lender, the principal sum of Twenty-Five Million Dollars ($25,000,000) or so much thereof as may from time to time be owing hereunder by reason of advances by Lender to or for the benefit or account of Borrower, with interest thereon, per annum, at one or more of the Effective Rates (as hereinafter defined) calculated in accordance with the terms and provisions of the Fixed Rate Agreement attached hereto as Exhibit A (based on a 360-day year and charged on the basis of actual days elapsed). All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds without offset, deduction or counterclaim of any kind.
Interest accrued on this note ("Note") shall be due and payable on the first (1st) Business Day of each month commencing with the first (1st) month after the date of this Note.
The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on October 19, 2013, subject to extension to January 19, 2014 in accordance with the terms of the Loan Agreement referenced below ("Maturity Date"). Principal amounts outstanding hereunder, upon which repayment obligations exist and interest accrues, shall be determined by the records of Lender, which shall be deemed to be conclusive in the absence of clear and convincing evidence to the contrary presented by Borrower.
This Note is evidenced by the other Loan Documents as defined in that certain Loan Agreement dated as of the date hereof, executed by Borrower and Lender (as the same may be amended or restated from time to time, the "Loan Agreement").
In order to assure timely payment to Lender of accrued interest, principal, fees and late charges due and owing under the Loan (as defined in the Loan Agreement) evidenced by this Note, Borrower hereby irrevocably authorizes Lender to directly debit Borrower's demand deposit account with Lender, account no. 496-7225855, for payment when due of all such amounts payable to Lender. Borrower represents and warrants to Lender that Borrower is the legal owner of said account. Written confirmation of the amount and purpose of any such direct debit shall be given to Borrower by Lender not less frequently than monthly. In the event any direct debit hereunder is returned for insufficient funds, Borrower shall pay Lender upon demand, in immediately available funds, all amounts and expenses due and owing to Lender.
If any interest or principal payment required hereunder is not received by Lender (whether by direct debit or otherwise) on or before the fifteenth (15th) calendar day following the first (1st) Business Day of the month (regardless of whether the fifteenth (15th) day falls on a Saturday, Sunday or legal holiday) in which it becomes due, Borrower shall pay, at Lender's option, a late or collection charge equal to four percent (4%) of the amount of such unpaid payment ("Late Charge").
If: (a) Borrower shall fail to pay when due any sums payable hereunder; or (b) a Default (as defined in the Loan Agreement) occurs under the Loan Agreement or under any obligation evidenced thereby; THEN Lender may, at its sole option, declare all sums owing under this Note immediately due and payable; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.
From and after the Maturity Date, or such earlier date on which a Default (as defined in the Loan Agreement) exists under the Loan Agreement or under any of the other Loan Documents, then at the option of Lender, all sums owing on this Note shall bear interest at a rate per annum equal to five percent (5%) in excess of the interest rate otherwise accruing under this Note ("Default Rate").

Loan No. 1009271

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Loan Documents, or as a consequence of any Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys' fees and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys' fees and costs had been added to the principal.
No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or any of the other Loan Documents shall constitute a waiver of any breach, default, or failure of condition under this Note or any of the other Loan Documents. A waiver of any term of this Note or any of the other Loan Documents must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of the Loan Agreement shall prevail.
If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder. Borrower waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in this Note.
Time is of the essence with respect to every provision hereof. This Note shall be governed by, construed and enforced in accordance with the laws of the State of California, except to the extent that federal laws preempt the laws of the State of California, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.
Borrower recognizes that its default in making any payment as provided herein or in any other Loan Document as agreed to be paid when due, or the occurrence of any other Default hereunder or under any other Loan Document, will require Lender to incur additional expense in servicing and administering the Loan, in loss to Lender of the use of the money due and in frustration to Lender in meeting its other financial and loan commitments and that the damages caused thereby would be extremely difficult and impractical to ascertain. Borrower agrees (a) that an amount equal to the Late Charge plus the accrual of interest at the Default Rate is a reasonable estimate of the damage to Lender in the event of a late payment, and (b) that the accrual of interest at the Default Rate following any other Default is a reasonable estimate of the damage to Lender in the event of such other Default, regardless of whether there has been an acceleration of the Loan evidenced hereby. Nothing in this Note shall be construed as an obligation on the part of Lender to accept, at any time, less than the full amount then due hereunder, or as a waiver or limitation of Lender’s right to compel prompt performance.
All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement, except as otherwise provided herein.
The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.
The limitations on personal liability of the shareholders, partners and members of Borrower contained in Section 8.20 of the Loan Agreement shall apply to this Note.
All exhibits, schedules or other items attached hereto are incorporated into this Note by such attachment for all purposes.
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Loan No. 1009271

"BORROWER"

KBA LEGACY PARTNERS APARTMENT REIT, INC.,
a Maryland corporation

By:	/s/ W. Dean Henry

Name:	W. Dean Henry

Its:	Chief Executive Officer

EXHIBIT A
Loan No. 1009271

FIXED RATE AGREEMENT
Exhibit A to Unsecured Promissory Note ("Note"), dated April 19, 2013, made by KBS LEGACY PARTNERS APARTMENT REIT, INC., a Maryland corporation, as Borrower, to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender.
Borrower has requested and Lender has agreed to provide the option to fix the rate of interest for specified periods on specified portions of the outstanding principal balance as a basis for calculating the Effective Rate on such portions of the principal amounts owing under this Note (the "One-Month LIBO Rate Option"). Borrower understands: (i) the process of exercising the One-Month LIBO Rate Option as provided herein; (ii) that amounts owing under this Note may bear interest at different rates and for different time periods; and (iii) that absent the terms and conditions hereof, it would be extremely difficult to calculate Lender's additional costs, expenses, and damages in the event of a Default or prepayment by Borrower hereunder. Given the above, Borrower agrees that the provisions herein (including, without limitation, the One-Month LIBO Rate Price Adjustment defined below) provide for a reasonable and fair method for Lender to recover its additional costs, expenses and damages in the event of a Default or prepayment by Borrower.

1.	RATES AND TERMS DEFINED. Various rates and terms not otherwise defined herein are defined and described as follows:
"Business Day" is a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Lender are open to the public for carrying on substantially all of Lender's business functions.
"Effective Rate" is the rate of interest calculated in accordance with Section 2 herein.
"Federal Funds Rate" is, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three (3) Federal Funds brokers of recognized standing selected by Lender.
"Loan Agreement" is that certain Loan Agreement dated as of April 19, 2013, between Borrower and Lender.
"Loan Documents" are the documents defined as such in the Loan Agreement.
"One-Month LIBO Rate" is the rate of interest equal to the sum of: (a) three percent (3.0%), plus (b) the rate of interest that is quoted by Lender from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month ("One-Month Rate"), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 3.0%	+	One-Month Rate
(1 – Reserve Percentage)
"One-Month LIBO Rate Period" is the period of one (1) month from the first (1st) Business Day of a calendar month to, but not including, the first (1st) Business Day of the next calendar month; provided, however, no One-Month LIBO Rate Period shall extend beyond the Maturity Date.
"One-Month LIBO Rate Portion" is the principal balance of this Note which is subject to a One-Month LIBO Rate. In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the One-Month LIBO Rate Portion shall in no event exceed the maximum outstanding principal balance which will be permissible on the last day of the One-Month LIBO Rate Period.
"One-Month Rate" is the rate of interest defined above in the definition of "One-Month LIBO Rate".

EXHIBIT A
Loan No. 1009271

"Regulatory Costs" are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the FDIC, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a One-Month LIBO Rate.
"Replacement Rate" is, for any day, a fluctuating rate of interest equal to three percent (3.0%), plus the Federal Funds Rate plus one and one-half percent (1.50%).
"Reserve Percentage" is at any time the percentage announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to the One-Month LIBO Rate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.
"Taxes" are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a One-Month LIBO Rate.

2.	EFFECTIVE RATE. The Effective Rate upon which interest shall be calculated for this Note shall be one or more of the following:

2.1	Pre-Maturity; No Default. Provided no Default exists under this Note or under the Loan Agreement or under any of the other Loan Documents:

(a)
Initial Disbursement; Subsequent Disbursements During Any Calendar Month. For the initial disbursement of principal under this Note, and for any subsequent disbursements of principal during any calendar month, the Effective Rate on such principal amount shall be the One-Month LIBO Rate on the date of disbursement as determined by Lender. Such Effective Rate shall apply to such principal amount from the date of disbursement through and including the date immediately preceding the first (1st) Business Day of the next calendar month. On the first (1st) Business Day of the next calendar month, any principal disbursed during the prior calendar month shall be added to (or become) the One-Month LIBO Rate Portion for purposes of calculation of the Effective Rate under Section 2.1(b) below.

(b)
Monthly Reset of One-Month LIBO Rate. Commencing with the first (1st) Business Day of the first (1st) calendar month after the initial disbursement of principal under this Note, and continuing thereafter on the first (1st) Business Day of each succeeding calendar month, the Effective Rate on the outstanding One-Month LIBO Rate Portion under this Note (i.e., all outstanding principal on such first (1st) Business Day) shall be reset to the One-Month LIBO Rate, as determined by Lender on each such first (1st) Business Day.

NOTWITHSTANDING THE ABOVE, Borrower, by written notice to Lender not less than three (3) Business Days prior to the first (1st) Business Day of any calendar month, may elect that the Effective Rate for all or any part of the outstanding principal balance on this Note for the One-Month LIBO Rate Period commencing on such first (1st) Business Day shall be the One-Month LIBO Rate, as determined by Lender, reset daily. Each such election shall apply only to a single One-Month LIBO Rate Period. Any written request by Borrower to Lender shall be delivered to Lender at the Minneapolis Loan Center, 608 2nd Avenue South, 11th Floor, Minneapolis, Minnesota 55402, with a copy to: 2030 Main Street, Suite 800, Irvine, CA 92614, Attention: Bryan Stevens or Office Manager, or at such other place as may be designated in writing by Lender.

(c)
If One-Month LIBO Rate Becomes Unavailable. In the event the One-Month LIBO Rate, for any reason, should become prohibited or unavailable to Lender, or, if in Lender's good faith judgment, it is not possible or practical for Lender to set a One-Month LIBO Rate, THEN the Effective Rate shall be the Replacement Rate.

EXHIBIT A
Loan No. 1009271

2.2
Post-Maturity; Default Rate. From and after the Maturity Date, or such earlier date on which a Default exists under the Loan Agreement or any other Loan Document, THEN at the option of Lender, all sums owing on this Note shall bear interest at a rate per annum equal to the Default Rate.

3.
TAXES, REGULATORY COSTS AND RESERVE PERCENTAGES. Upon Lender's demand, Borrower shall pay to Lender, in addition to all other amounts which may be, or become, due and payable under this Note and the other Loan Documents, any and all Taxes and Regulatory Costs, to the extent they are not internalized by calculation of an Effective Rate. Further, at Lender's option, the Effective Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Lender in its prudent banking judgment, from the date of imposition (or subsequent date selected by Lender) of any such Regulatory Costs. Lender shall give Borrower notice of any Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Taxes and Regulatory Costs regardless of whether or when notice is so given.

4.
ONE-MONTH LIBO RATE PRICE ADJUSTMENT. Borrower acknowledges that prepayment or acceleration of a One-Month LIBO Rate Portion during a One-Month LIBO Rate Period shall result in Lender's incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a One-Month LIBO Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Price Adjustment Date"), Borrower will pay Lender (in addition to all other sums then owing to Lender) an amount ("One-Month LIBO Rate Price Adjustment") equal to the then present value of (a) the amount of interest that would have accrued on the One-Month LIBO Rate Portion for the remainder of the One-Month LIBO Rate Period at the One-Month LIBO Rate set on the first (1st) Business Day of the month in which such amount is prepaid or becomes due, less (b) the amount of interest that would accrue on the same One-Month LIBO Rate Portion for the same period if the One-Month LIBO Rate were set on the Price Adjustment Date at the One-Month LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the One-Month Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lender's agreement to make the Loan evidenced by this Note at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

BORROWER'S INITIALS:	/s/GKH

5.
PURCHASE, SALE AND MATCHING OF FUNDS. Borrower understands, agrees and acknowledges the following: (a) Lender has no obligation to purchase, sell and/or match funds in connection with the use of a One-Month Rate as a basis for calculating an Effective Rate or One-Month LIBO Rate Price Adjustment; (b) a One-Month Rate is used merely as a reference in determining an Effective Rate or a One-Month LIBO Rate Price Adjustment; and (c) Borrower has accepted a One-Month Rate as a reasonable and fair basis for calculating an Effective Rate or a One-Month LIBO Rate Price Adjustment. Borrower further agrees to pay the One-Month LIBO Rate Price Adjustment, Taxes and Regulatory Costs, if any, whether or not Lender elects to purchase, sell and/or match funds.

6.	MISCELLANEOUS. As used in this Exhibit, the plural shall mean the singular and the singular shall mean the plural as the context requires.
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EXHIBIT A
Loan No. 1009271

This Agreement is executed concurrently with and as part of the Note referred to and described first above.

"BORROWER"

KBA LEGACY PARTNERS APARTMENT REIT, INC.,
a Maryland corporation

By:	/s/ W. Dean Henry

Name:	W. Dean Henry

Its:	Chief Executive Officer